Exhibit (e)(4)
ADDENDUM NO. 1
TO
MUTUAL NON-DISCLOSURE AGREEMENT
This Addendum No. 1 to Mutual Non-Disclosure Agreement (“Addendum”) is made and entered into as of the 26th day of July, 2010 between Cardiac Science Corporation (“CSC”), Opto Circuits (India) Ltd. (“Opto”) and its subsidiary Criticare Systems, Inc. (“Criticare,” and together with Opto, the “Opto Parties”).
AGREEMENT
1. Expense Reimbursement. In consideration of the Opto Parties continued evaluation of a potential transaction involving CSC and the agreements set forth in Section 2, CSC hereby agrees that if, prior to September 8, 2010, CSC enters into a definitive agreement to sell all or a material part of its business to a party other than the Opto Parties, CSC will reimburse the Opto Parties for their documented reasonable out-of-pocket expenses incurred in connection with such potential transaction, subject to a cap of $300,000.
2. Standstill. In consideration of CSC’s agreement in Section 1, each of the Opto Parties agrees that, for a period of 42 days from the date of this Addendum, unless specifically advised in writing by CSC or its financial advisor, Piper Jaffray Companies, it will not in any manner, directly or indirectly:
     (a) effect, offer or purpose to effect, announce any intention to effect (i) any acquisition of any securities of CSC (including rights or options to acquire any securities representing the right to vote or economic benefits of any such securities) or any assets or businesses of CSC or any of its affiliates, (ii) any tender or exchange offer, merger or other business combination involving CSC or any of its affiliates, or any assets of CSC or its affiliates constituting a significant portion of the consolidated assets of CSC and its affiliates, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to CSC or any of its affiliates, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of CSC or any of its affiliates;
     (b) otherwise act, alone or in concert with others, to seek representation on or to control the Board of Directors of CSC;
     (c) form, join or in any way participate in a “group” (as defined under the Securities Exchange Act of 1934, as amended (the “1934 Act”)) with respect to, or otherwise act in concern with any person in respect of, any of the types of matters set forth in (a) or (b) above; or
     (d) enter into any arrangements with any third party with respect to any of the foregoing; provided, however, that nothing in this Section 2 will prohibit the passive ownership by any person or “group” (as defined under the 1934 Act) of not more than 2% of the common stock, par value $.001 per share, of CSC, so long as such person or group has no intention to, and does not exercise any “control” (as defined in Rule 12b-2 under the 1934 Act) over CSC or participate in the business of CSC.
3. Effect of Addendum. This Addendum amends the Mutual Non-Disclosure Agreement among the CSC and the Opto Parties dated June 25, 2010 (the “Original NDA”). Except as amended hereby, the Original NDA remains in full force and effect in accordance with its terms, and each party hereto confirms its obligations thereunder.

IN WITNESS WHEREOF, the parties hereto have entered into this Addendum as of the date set first written above.

CARDIAC SCIENCE CORPORATION
By:	/s/ Dave Marver
	Name:	Dave Marver
	Title:	CEO

OPTO CIRCUITS (INDIA) LTD.
By:	/s/ Vinod Ramnani
	Name:	Vinod Ramnani
	Title:	Chairman and Managing Director

CRITICARE SYSTEMS, INC.
By:	/s/ Joseph LaPorta
	Name:	Joseph LaPorta
	Title:	CEO